Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio – Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR

ENDED JANUARY 31, 2010

•	Adjusted EBITDA for the fourth quarter was a loss of ($3.2) million, beating guidance

•	Net loss for the fourth quarter was ($10.2) million, better than guidance

•	Launches TiVo Premiere DVR and new high-definition user interface, taking the advanced television experience to the next level

•	The United States Court of Appeals for the Federal Circuit rules in TiVo’s favor; Paves the way for the Company to receive further damages in the future

•	RCN to launch TiVo in second quarter

•	TiVo partners with conditional access provider Conax to offer European multi-channel operators a fully comprehensive end-to-end solution

ALVISO, Calif. – March 8, 2010 – TiVo Inc. (NASDAQ: TIVO), a creator and leader in advanced television services and digital video recorders (DVRs), today reported financial results for the fourth quarter and fiscal year ended January 31, 2010.

“This was a solid quarter and year for TiVo as we delivered our second straight full year of Adjusted EBITDA profitability,” said Tom Rogers, President and CEO of TiVo. “We maintained a strong balance sheet, increased our cash and investments position by almost $40 million over the course of the year, and continued to effectively manage our spending across all areas of the Company. Furthermore, we made significant progress on our long-term growth initiatives across several key areas of our business and continued to fortify our position as a leader in the advanced television world. On the innovation front, we once again reinvented the content viewing experience when last week we unveiled our next-generation TiVo user interface which seamlessly converges broadband and high definition linear television with a whole new look and feel. The launch of this platform ushers in a new era for TiVo as we move way beyond a DVR company, solving for how consumers and content distributors deal with presenting infinite amounts of content now available when combining broadband and linear television, while also providing the necessary ingredients of a business model to sustain these new ways to consume television.

“In addition to our success in building products that are helping to shape the future of TV, we also continue to protect our innovation and intellectual property. In a major victory for TiVo on that front, just a few days ago the United States Court of Appeals for the Federal Circuit in Washington, D.C. fully affirmed the United States District Court for the Eastern District of Texas’s finding of contempt of its permanent injunction against EchoStar, including both the disablement and infringement provisions, regarding EchoStar’s on-going infringement of our Time Warp patent. This ruling paves the way for TiVo to collect the previously awarded approximately $300 million in damages and contempt sanctions for EchoStar’s continued infringement through July 1st, 2009, bringing the total awards related to this case to date to about $400 million. We will seek additional compensation for continued infringement for the period after July 1st 2009 and will continue to protect our intellectual property from infringement.”

For the fourth quarter, service and technology revenues were $45.3 million, compared with $48.5 million for the same period last year and $47.1 million in the prior quarter. Adjusted EBITDA was ($3.2) million, compared to guidance of ($5) million to ($7) million, and $2.5 million in the same period a year ago. Increased research & development spend relating to new products and distribution was a significant driver in the year-over-year Adjusted EBITDA decline. TiVo reported a net loss of ($10.2) million for the fourth quarter, compared to guidance of a net loss of ($13) million to ($15) million, and a ($3.6) million net loss in the year-ago quarter. Net loss per share this quarter was ($0.09).

Rogers continued, “Last week we unveiled our new TiVo Premiere box, which reinvents the television viewing experience once again. TiVo Premiere includes our revolutionary user interface that will serve as the cornerstone of our retail and mass distribution platform offerings going forward. By marrying TV and the power of the Internet into a single solution, we believe it is the embodiment of the ultimate in-home entertainment experience and will change how people watch TV as much as our DVR invention did more than a decade ago. This new interface builds on our DVR tradition and puts us in an equally pioneering position with the integration of broadband coupled with a search functionality that makes the process of finding and discovering content on a high definition television as fun and enjoyable as watching the program. TiVo Premiere is your new cable box, it’s your movie box, it’s your web box; it’s the one box that can give you access to virtually anything you want, whenever you want it.

“In creating this new experience, we used our vast knowledge gained over the last 10 years of how viewers want to watch television and, with an eye toward future innovation, we built this new platform on Adobe Flash, which gives us the flexibility to continually innovate and seamlessly integrate new applications and functionality. This forward-thinking will benefit both consumers and operators alike, as it opens up the path for TiVo to easily implement new applications, capabilities, and features down the line.

“Though we are initially launching our new platform through retail channels, we believe our TiVo Premiere box and new high definition user experience will advance our position with all kinds of distributors and will propel our importance as a developer of leading advanced television solutions. This is due in large part to the product’s ability to converge both traditional and broadband content on the TV in a way that does not disintermediate the cable or satellite offerings like so many specialty devices on the market do today. At the end of the day, we believe that the technology represented by our TiVo Premiere box and our new high definition user interface will help operators remain relevant and ahead of the game, effectively eliminating the need for separate consumer electronic devices to access broadband content.

“To that end, our advanced television solution for RCN will be launching soon and as a result, RCN customers will have full access to a universal cable box, a vast collection of content from broadband sources, a significant VOD library, and a diverse music jukebox in one elegant design.

Peter Aquino, RCN’s CEO, said, “We are proud to be leading the cable industry in the adoption of this groundbreaking approach to advanced television. TiVo will bring a whole new way for our subscribers to experience television with TiVo’s DVR and broadband television offerings. I’m very pleased to report that based on our field test results, we will begin to roll out TiVo as our primary advanced box in all of our markets, one by one, in the second quarter of this year.”

Rogers continued, “On a global basis, where operators’ decisions about DVR deployment and broadband television are often being made in the same timeframe, TiVo finds itself in the unique position of being a company that can provide a full range of software and hardware solutions that meet the entirety of the needs of distributors.”

The critical role TiVo is playing in solving for these issues globally is best described in a recent Financial Times article that quotes Neil Berkett, CEO of Virgin, as saying that he “wants Virgin’s agreement with TiVo to allow it to offer a breadth of video content that rivals can’t match, from ‘traditional’ or linear, television to YouTube clips.” Mr. Berkett added, “Building [the TiVo] application is the most important thing we do in 2010 going into 2011.”

Rogers added, “Having such a committed and respected partner in Virgin as the exclusive distributor of TiVo services and technology in the United Kingdom is a testament to the TiVo value proposition and the critical role we can play in not just delivering advanced television solutions but, importantly, providing distributors with a viable business model in this new age of video consumption.

“On the heels of the Virgin deal, we are seeing an increasing amount of interest from international operators. In fact, earlier today we announced a relationship with Conax, a leading global provider of security/conditional access solutions for digital TV and content distribution to operators covering over 100 million households in over 80 countries. Many of the pay TV operators who utilize Conax’s security systems are in the process of selecting next generation “hybrid” platforms that meld linear and broadband content - and we believe our relationship with Conax puts TiVo in the pole position to be the software provider for those platforms. Through this deal, we will be working to optimize TiVo’s software and service for use on Conax-enabled set top boxes which will make it faster and cheaper for operators to deploy our solution.

“Turning back to our U.S. efforts, a critical component of the launch of our new TiVo Premiere box and broader integration of our new platform is in our strategic alliance with Best Buy. The introduction of this product has been at the heart of the launch of the new Best Buy relationship and will be the basis of Best Buy commencing its substantially increased level of marketing and merchandising of TiVo products throughout its retail stores and online.”

Rogers continued, “Updating our efforts with other key U.S. distributors, Cox continues to progress in its New England market and our aggressive development activities continue for both Comcast and DIRECTV.

Rogers concluded, “As we cap off another strong period of operational and financial progress for TiVo, we look at the year ahead with high expectations that the host of key growth drivers we have set in place with cable and satellite operators and our retail alliances will begin to bear fruit. We have once again radically redefined television viewing and we believe this will have a considerable impact on the future of both our retail and mass distribution businesses. We have continued to successfully protect our intellectual property with a major victory against EchoStar. As we enter a new decade, we are eager to embark on a new era for TiVo.”

Management Provides Financial Guidance

For the first quarter of fiscal 2011, TiVo anticipates service and technology revenues in the range of $41 million to $43 million, a net loss in the range of ($19) million to ($21) million, and an Adjusted EBITDA loss in the range of ($9) million to ($11) million. This financial guidance reflects TiVo’s expectations of increased litigation expense, higher research & development costs due to increased product development and distribution efforts, and higher marketing spend relating to the launch of TiVo Premiere.

This financial guidance is based on information available to management as of March 8, 2010. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the fourth quarter and fiscal year end financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, March 8, 2010. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 642-2076 (password is “TiVo”). The Webcast will be archived and available through March 15th, 2010 at http://www.tivo.com/ir or by calling (800) 642-1687 and entering the conference ID number 56800276.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into a premier single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. (C) 2010 TiVo Inc. All rights reserved

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and the timing of additional mass distribution deals both domestically and internationally, profitability and financial guidance, scope and timing of distribution of the TiVo service domestically with DIRECTV, Comcast, Cox , RCN and internationally the UK (with Virgin Media) and other regions, our new relationship with Conax, the results of TiVo’s litigation with EchoStar including whether we may receive additional damages in the future, TiVo’s future marketing spend and related activities, future marketing efforts by Best Buy, future TiVo products and services including the new TiVo Premiere box, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions.

Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, Quarterly Reports on Form 10-Q since then, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2010	2009	2010	2009
Revenues
Service revenues	$38,442	$44,115	$159,772	$188,408
Technology revenues	6,821	4,353	29,907	20,126
Hardware revenues	23,190	10,712	47,907	41,133

Net revenues	68,453	59,180	237,586	249,667
Cost of revenues
Cost of service revenues (1)	10,876	11,180	40,878	44,603
Cost of technology revenues (1)	4,434	2,740	20,703	12,300
Cost of hardware revenues	27,962	15,764	65,909	57,742

Total cost of revenues	43,272	29,684	127,490	114,645

Gross margin	25,181	29,496	110,096	135,022

Research and development (1)	18,245	15,459	63,039	62,083
Sales and marketing (1)	6,385	6,517	23,270	24,944
Sales and marketing, subscription acquisition costs	2,022	1,690	5,048	6,038
General and administrative (1)	10,167	11,382	44,801	42,931
Litigation proceeds	—	—	—	(87,811)

Total operating expenses	36,819	35,048	136,158	48,185

Income (loss) from operations	(11,638)	(5,552)	(26,062)	86,837
Interest income, includes $16,789 related to litigation proceeds in the twelve months ended January 31, 2009	426	423	1,039	18,636
Interest expense and other	(4)	(278)	83	(553)

Income (loss) before income taxes	(11,216)	(5,407)	(24,940)	104,920
Benefit (provision) for income taxes	1,035	1,840	1,024	(1,328)

Net income (loss)	$(10,181)	$(3,567)	$(23,916)	$103,592

Net income (loss) per common share - basic	$(0.09)	$(0.04)	$(0.23)	$1.03

Net income (loss) per common share - diluted	$(0.09)	$(0.04)	$(0.23)	$1.01

Weighted average common shares used to calculate basic net income (loss) per share	108,712,620	101,303,123	106,182,488	100,389,980

Weighted average common shares used to calculate diluted net income (loss) per share	108,712,620	101,303,123	106,182,488	102,595,607

(1) Includes stock-based compensation expense as follows:

Cost of service revenues	$266	$229	$1,098	$903
Cost of technology revenues	512	477	2,319	2,071
Research and development	2,152	2,235	8,604	8,805
Sales and marketing	668	557	2,567	2,089
General and administrative	2,553	2,501	10,766	9,552

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

(unaudited)

	January 31, 2010	January 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$70,891	$162,337
Short-term investments	173,691	44,991
Accounts receivable, net of allowance for doubtful accounts of $409 and $770	16,996	14,283
Inventories	12,110	13,027
Prepaid expenses and other, current	7,287	4,896

Total current assets	280,975	239,534
LONG-TERM ASSETS
Property and equipment, net	10,098	10,285
Purchased technology, capitalized software, and intangible assets, net	9,565	10,597
Prepaid expenses and other, long-term	1,263	1,268
Long-term investments	7,512	3,944

Total long-term assets	28,438	26,094

Total assets	$309,413	$265,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$20,712	$9,844
Accrued liabilities	24,786	25,054
Deferred revenue, current	38,952	47,560

Total current liabilities	84,450	82,458
LONG-TERM LIABILITIES
Deferred revenue, long-term	28,990	28,557
Other long-term liabilities	231	126

Total long-term liabilities	29,221	28,683

Total liabilities	113,671	111,141
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000;
Issued shares are 110,434,022 and 103,604,015, respectively and outstanding shares are 109,869,062 and 103,370,523, respectively	110	104
Additional paid-in capital	896,695	829,273
Accumulated deficit	(696,112)	(672,196)
Treasury stock, at cost - 564,960 shares and 233,492 shares, respectively	(4,325)	(1,659)
Accumulated other comprehensive loss	(626)	(1,035)

Total stockholders’ equity	195,742	154,487

Total liabilities and stockholders’ equity	$309,413	$265,628

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve Months Ended January 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(loss)	$(23,916)	$103,592
Adjustments to reconcile net income(loss) to net cash provided by(used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	9,160	9,783
Stock-based compensation expense	25,354	23,420
Inventory write-down	—	—
Utilization of trade credits	90	638
Allowance for doubtful accounts	(7)	471
Changes in assets and liabilities:
Accounts receivable	(2,706)	5,265
Inventories	917	4,721
Prepaid expenses and other	(2,476)	(1,497)
Accounts payable	10,282	(14,623)
Accrued liabilities	(220)	(4,530)
Deferred revenue	(8,175)	(21,352)
Deferred rent and other long-term liabilities	105	(183)

Net cash provided by operating activities	$8,408	$105,705

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(309,370)	(49,976)
Sales or maturities of short-term investments	180,911	20,300
Purchase of long-term investment	(3,400)	—
Acquisition of property and equipment	(5,324)	(4,549)
Acquisition of capitalized software and intangibles	(2,031)	(319)

Net cash used in investing activities	$(139,214)	$(34,544)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	37,958	9,240
Proceeds from issuance of common stock related to employee stock purchase plan	4,116	3,963
Treasury Stock - repurchase of stock for tax withholding	(2,666)	(813)
Payment under capital lease obligation	(48)	(26)

Net cash provided by financing activities	$39,360	$12,364

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(91,446)	$83,525

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	162,337	78,812

Balance at end of period	$70,891	$162,337

TIVO INC.

OTHER DATA

	Three Months Ended January 31,		Twelve Months Ended January 31,		Guidance Reconciliation Three Months Ending
	2010	2009	2010	2009	April 30, 2010
	(In thousands)		(In thousands)		(In millions)
Net income (loss)	$(10,181)	$(3,567)	$(23,916)	$103,592	$(21) - $(19)
Add back:
Depreciation & amortization	2,301	2,314	9,160	9,783	$2 - $3
Interest income & expense	(426)	(418)	(1,039)	(18,583)	$0 - $(1)
Provision for income tax	(1,035)	(1,840)	(1,024)	1,328	$0

EBITDA	(9,341)	(3,511)	(16,819)	96,120	$(19) - $(17)
Stock-based compensation	6,151	5,999	25,354	23,420	$8

Adjusted EBITDA	$(3,190)	$2,488	$8,535	$119,540	$(11) - $(9)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2010	2009	2010	2009
TiVo-Owned Subscription Gross Additions	46	59	148	187
Subscription Net Additions/(Losses):
TiVo-Owned	(72)	(4)	(189)	(91)
MSOs/Broadcasters	(59)	(121)	(541)	(520)

Total Subscription Net Additions/(Losses)	(131)	(125)	(730)	(611)
Cumulative Subscriptions:
TiVo-Owned	1,465	1,654	1,465	1,654
MSOs/Broadcasters	1,140	1,681	1,140	1,681

Total Cumulative Subscriptions	2,605	3,335	2,605	3,335
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	58%	59%	58%	59%

Included in the 1,465,000 TiVo-Owned subscriptions are approximately 279,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Effective November 1, 2008, we extended the period we use to recognize product lifetime subscription revenues from 54 months to 60 months for all product lifetime subscriptions acquired on or before October 31, 2007. We now amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2010	2009	2010	2009
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,506	1,656	1,577	1,695
TiVo-Owned subscription cancellations	(118)	(63)	(337)	(278)

TiVo-Owned Churn Rate per month	-2.6%	-1.3%	-1.8%	-1.4%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our lowest cost product offerings, current economic conditions, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2010	2009	2010	2009
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,022	$1,690	$5,048	6,038
Hardware revenues	(23,190)	(10,712)	(47,907)	(41,133)
Less: MSOs/Broadcasters-related hardware revenues	12,818	362	14,497	9,333
Cost of hardware revenues	27,962	15,764	65,909	57,742
Less: MSOs/Broadcasters-related cost of hardware revenues	(12,064)	(385)	(13,706)	(8,590)

Total Acquisition Costs	7,548	6,719	23,841	23,390

TiVo-Owned Subscription Gross Additions	46	59	148	187
Subscription Acquisition Costs (SAC)	$164	$114	$161	$125

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2010	2009	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$38,442	$44,115	$159,772	$188,408
Less: MSOs/Broadcasters-related service revenues	(4,190)	(5,137)	(14,932)	(22,412)

TiVo-Owned-related service revenues	34,252	38,978	144,840	165,996
Average TiVo-Owned revenues per month	11,417	12,993	12,070	13,833
Average TiVo-Owned per month subscriptions	1,506	1,656	1,577	1,695

TiVo-Owned ARPU per month	$7.58	$7.85	$7.65	$8.16

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs/Broadcasters Average Revenue per Subscription	2010	2009	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$38,442	$44,115	$159,772	$188,408
Less: TiVo-Owned-related service revenues	(34,252)	(38,978)	(144,840)	(165,996)

MSOs/Broadcasters-related service revenues	4,190	5,137	14,932	22,412
Average MSOs/Broadcasters revenues per month	1,397	1,712	1,244	1,868
Average MSOs/Broadcasters per month subscriptions	1,165	1,743	1,422	1,939

MSOs/Broadcasters ARPU per month	$1.20	$0.98	$0.88	$0.96

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period.